Exhibit 10.1

BANK OF MONTREAL 115 South LaSalle Street Chicago, IL 60603	BMO CAPITAL MARKETS CORP. 3 Times Square New York, NY 10036

CONFIDENTIAL

June 26, 2019

Extreme Networks, Inc.

6480 Via Del Oro

San Jose, California 95119

Attention: Remi Thomas, Chief Financial Officer

Ladies and Gentlemen:

Project Clover

$455 million Facilities

Commitment Letter

You have advised Bank of Montreal (“BMO”) and BMO Capital Markets Corp. (“BMOCM” and, collectively with BMO, the “Bank”) that Extreme Networks, Inc. (“Borrower”) intends to, through Clover Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Borrower, acquire (the “Acquisition”) the entity previously identified to us as “Clover” (“Target”), pursuant to an Agreement and Plan of Merger, dated as of the date hereof (together with all schedules and exhibits thereto, the “Acquisition Agreement”), by and among the Borrower (as defined in Exhibit A), the Target and the other parties thereto, and to consummate the other Transactions described herein (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

You have further advised us that, in connection therewith, and subject solely to the express conditions set forth in Section 6 of this Commitment Letter, Borrower will obtain (a) the senior secured first lien term loan facility (the “Term Facility”) described in the Term Sheet in an aggregate principal amount of $380 million and (b) the senior secured first lien revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Facilities”) described in the Term Sheet in an aggregate principal amount of $75 million.

1.	Commitments.

In connection with the foregoing, the Bank is pleased to advise you of its commitment to provide 100% of the principal amount of the Facilities upon the terms and subject only to the satisfaction or waiver of the conditions set forth in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”).

2.	Titles and Roles.

It is agreed that Bank will act as administrative agent, collateral agent, sole bookrunner and sole lead arranger for the Facilities upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles. You and we further agree that no other titles will be awarded (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) in connection with the Facilities unless you and we shall so agree.

3.	Syndication.

Subject to Section 9 of this Commitment Letter, we reserve the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion BMO’s commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with BMO, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, we will not syndicate to (a) those banks, financial institutions and other institutional lenders and investors separately identified in writing by you to us prior to the date hereof (the “Signing Date”) (or if after the Signing Date, such banks, financial institutions and other institutional lenders and investors that are separately identified in writing by you to us prior to the launch of general syndication that are reasonably acceptable to the Lead Arranger) or (b) those persons who are competitors of the Borrower, the Target and their respective subsidiaries, separately identified in writing by you or on your behalf from time to time (the foregoing, in each case of clauses (a) and (b), inclusive of any affiliates thereof that are identified in writing by you or reasonably identifiable solely on the basis of similarity of name, collectively, “Disqualified Lenders”); provided, that a “competitor” or an affiliate of a competitor shall not include any bona fide debt fund or investment vehicle (other than a person who is separately identified by you to us prior to the Signing Date) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored, or advised by any person controlling, controlled by, or under common control with such competitor or affiliate thereof, as applicable, and for which no personnel involved with the investment of such competitor or affiliate thereof, as applicable, (i) makes any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Borrower or the Target or any entity that forms part of the Borrower’s or the Target’s business (including subsidiaries of the Borrower and the Target); provided further, that designations of Disqualified Lenders may not apply retroactively to disqualify any entity that has previously acquired an assignment or participation in any facility (including pursuant to any binding allocation). Notwithstanding anything to the contrary contained herein, any resales or assignments of the Facilities by any Lender (including BMO) on or following the date of the initial borrowings under the Facilities (the “Closing Date”) shall be governed by the provisions of the Facilities as set forth in the Term Sheet.

We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to use commercially reasonable efforts to actively assist us in completing a syndication that is reasonably satisfactory to us and you until the earlier to occur of a Successful Syndication (as defined in the Fee Letter between the parties hereto of even date herewith (the “Fee Letter”)) and sixty (60) days after the Closing Date. During such period, such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and, to the extent practical and appropriate, the existing lending and investment banking relationships of the Target and its subsidiaries, direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and, subject always to the extent not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target and its subsidiaries) and the proposed Lenders, in all such cases at times and places mutually agreed upon (subject to the limitation on meetings contained in clause (iii) below), (ii) assistance by you (and, subject always to the extent not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to cause the assistance by the Target and its subsidiaries) in the preparation of a customary Confidential Information Memorandum for the Facilities and other customary and reasonably available marketing materials reasonably deemed necessary by us to complete a Successful Syndication, (iii) the hosting, with us, of one or more meetings of prospective Lenders at times and locations mutually agreed upon and (iv) your ensuring that the Borrower and its subsidiaries, and your using commercially reasonable efforts to ensure that the Target or any of its subsidiaries, shall not without our consent, in each case, announce, issue, offer, place or arrange any competing debt securities or commercial bank or other syndicated credit facilities (excluding (A) the Facilities, (B) indebtedness of the Target and its subsidiaries permitted to be incurred or issued prior to, or to remain outstanding upon, the closing of the Acquisition under the Acquisition Agreement, (C) intercompany indebtedness (and any refinancing or

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replacement thereof) and (D) other indebtedness incurred in the ordinary course of business of the Borrower and its subsidiaries or the Target and its subsidiaries for capital expenditures and working capital purposes) if such announcement, issuance, offering, placement or arrangement could be reasonably expected to materially impair the primary syndication of the Facilities. Without limiting your obligations to assist with syndication efforts as set forth above, neither the receipt of such ratings nor the commencement, conduct or completion of such syndication is a condition to the commitments or the funding of the Facilities on the Closing Date.

You agree, at our request, to use commercially reasonable efforts to assist (and to use commercially reasonable efforts to cause the Target to assist, to the extent appropriate, practical and reasonable and not in contravention of the Acquisition Agreement) us in the preparation of a version of the Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. It is understood that, in connection with your assistance described above, customary authorization letters, consistent with the terms of this Commitment Letter, will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders containing a representation substantially consistent with the first sentence of Section 4 of this Commitment Letter and a representation by you to the potential Lender that the Public Lender Information does not include material nonpublic information about the Borrower, the Target, their respective subsidiaries or their securities and exculpating us and our affiliates with respect to any liability related to the use of the contents of such Public Lender Information or any related marketing material by the recipients thereof. You acknowledge and agree that, subject to the confidentiality and other provisions of Section 12 of this Commitment Letter, the following documents may be distributed to potential Lenders wishing to receive only Public Lender Information (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) term sheets and drafts that are marked confidential and final definitive documentation with respect to the Facilities; provided, that for the avoidance of doubt, no such term sheets may be distributed to any potential Lenders unless you have approved such distribution; (b) administrative materials prepared by us for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the previously disclosed terms of the Facilities. You also agree to use commercially reasonable efforts, at our request, to identify that portion of any other Information (as defined below) or Projections (as defined below) (collectively, the “Borrower Materials”) to be distributed to “public side” lenders (i.e., lenders that do not wish to receive material non-public information with respect to the Borrower, the Target, their respective subsidiaries or any of their respective securities), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized us and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (it being understood that you shall not be under any obligation to mark the Borrower Materials “PUBLIC”). You agree that, unless expressly identified as “PUBLIC”, each document to be disseminated by us to any Lender in connection with the Facilities will be deemed to contain Private Lender Information.

We will manage all aspects of any syndication in consultation with you, including (in each case subject to the provisions set forth in this Commitment Letter), decisions as to the selection of institutions to be approached (which shall not include Disqualified Lenders and shall otherwise be reasonably acceptable to us) and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders (which shall be reasonably acceptable to us), any naming

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rights and the amount and distribution of fees among the Lenders. To assist us in our syndication efforts, you agree promptly to prepare and provide (and, subject always to the extent not in contravention of the Acquisition Agreement, to use commercially reasonable efforts to cause the Target and its subsidiaries to provide) to us all customary information reasonably requested by us that is reasonably available to the Borrower, the Target and their respective subsidiaries, and the Transactions, including customary financial information and projections (the “Projections”), as we may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to us as a condition precedent to closing shall be those required to be delivered pursuant to Exhibit B hereof.

4.	Information.

You hereby represent that (with respect to information relating to the Target and its subsidiaries, to your knowledge and provided that such representation and warranty is not a condition precedent to the commitment hereunder) (a) all written information of a factual nature (other than the Projections, forecasts, other forward looking information, budgets, estimates and information of a general economic or industry specific nature) about the Borrower, the Target and their respective subsidiaries, and the Transactions, (collectively, the “Information”) that has been or will be made available to us by you, the Target or any of your or their representatives on your or their behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein taken as a whole not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections and other forward looking information that have been or will be made available to us by you, the Target or any of your or their respective representatives on your or their behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to us; it being understood by the Lenders that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material, and that no assurance can be given that the projected results will be realized and that the Projections are not a guarantee of performance. You agree that, if at any time prior to the earlier of the occurrence of a Successful Syndication and the date that is sixty (60) days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to your knowledge with respect to Information and Projections relating to the Target and its subsidiaries) in all material respects under those circumstances; provided, that the obligation to supplement the Information and the Projections under this sentence shall not in any event terminate prior to the Closing Date. The accuracy of the foregoing representations and warranties, in and of itself, shall not be a condition to your obligation hereunder or the funding of the Facilities on the Closing Date. In arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for BMO’s commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to us the fees set forth in this Commitment Letter and in the Fee Letter on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.

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6.	Conditions Precedent.

BMO’s obligations to fund its commitments hereunder, and our agreements to perform the services described herein, are subject solely to (a) the execution and delivery by the applicable U.S. Loan Parties of a credit agreement and a guaranty and security agreement with respect to the Facilities on the terms set forth in the Term Sheet, consistent with the Documentation Principles, and (b) the satisfaction (or waiver by us) in all material respects of the conditions set forth in Exhibit B hereto. There shall be no conditions to closing and funding other than those expressly referred to in this Section 6.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of us and our respective affiliates and our and their respective officers, directors, employees, agents, controlling persons, members and representatives of each of us and our respective affiliates and the successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any actual or threatened claim, actions, suits, inquiries, litigation, investigation or proceeding (any such claim, actions, suits, inquiries, litigation, investigation or proceeding, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by you, your or the Target’s equity holders, creditors or any other third party or by the Target or any of its subsidiaries or affiliates), and to reimburse each such Indemnified Person within thirty days after written demand (which demand shall include reasonably detailed documentation supporting such request) for any reasonable documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnified Person)) or other reasonable documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of any provision of this Commitment Letter or the Fee Letter; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such Indemnified Person’s “Related Persons”), or (ii) arising out of a material breach by such Indemnified Person (or any of such Indemnified Person’s Related Persons) of its respective obligations under this Commitment Letter or Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you, the Borrower or any of your or their respective subsidiaries and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against us in our capacity or in fulfilling our role as an administrative agent or arranger under the Facilities), (B) any settlement entered into by such Indemnified Person (or any of such Indemnified Person’s Related Persons) without your written consent (such consent not to be unreasonably withheld, delayed or conditioned), or (C) any expenses of the type referred to in clause (b) of this sentence except to the extent such expenses would otherwise be of the type referred to in clause (a), and (b) in the event the Closing Date occurs, to reimburse the Lenders from time to time, within thirty days after receipt of a reasonably detailed invoice (or on the Closing Date to the extent invoiced at least three (3) business days prior to the Closing Date), for all reasonable documented out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursements and other charges of counsel

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identified in the Term Sheet and of a single firm of local counsel to us in each appropriate jurisdiction retained with your prior written consent (such consent not to be unreasonably withheld or delayed), in each case, incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents or security arrangements in connection therewith. It is further agreed that we shall have no liability to any person other than you in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. None of the Indemnified Persons or (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable) you or any of your or its respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby. The provisions of this Section 7 shall be superseded in each case by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect. You shall not, without the prior written consent of each applicable Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (z) includes customary confidentiality and non-disparagement agreements.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) each of us will act as an independent contractor and no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each of us is acting solely as a principal and not as an agent of yours hereunder and we, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we are engaged in a broad range of transactions that may involve interests that differ from your interests and that we do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that we are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course

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of business, we may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Target and their respective subsidiaries and other companies with which you, the Borrower or the Target or your or their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us, or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (not to be unreasonably withheld) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly provided for herein); provided, that BMO may assign its commitments hereunder (subject to the provisions set forth in this Commitment Letter) to one or more potential Lenders, provided further that (x) BMO shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities has occurred and (y) no assignment or novation shall become effective with respect to all or any portion of BMO’s commitments in respect of the Facilities until after the initial funding of the Facilities. Unless as you in your sole discretion otherwise agree in writing, BMO shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and the initial funding under the Facilities has been made. Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, our commitments as a Lender) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 12, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder); provided, that with respect to the commitments, any assignments thereof to an affiliate will not relieve BMO from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You acknowledge that information and documents relating to the Facilities may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that no Indemnified Person or any of its Related Persons shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith, gross negligence of, or material breach of this Commitment Letter or the Fee Letter by, such Indemnified Person or any of its Related Persons. Each of us may, with your prior consent (not to be unreasonably withheld, conditioned or delayed), place customary advertisements in financial and other newspapers and periodicals or on

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a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at our expense. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; PROVIDED, HOWEVER, THAT IT IS UNDERSTOOD AND AGREED THAT (A) INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY TARGET REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU (OR YOUR AFFILIATES OR ASSIGNEES) HAVE THE RIGHT (TAKING INTO ACCOUNT ANY APPLICABLE CURE PROVISIONS) TO TERMINATE YOUR (OR YOUR AFFILIATES’ OR ASSIGNEE’S) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, notwithstanding that the funding of the Facilities is subject to the specified closing conditions set forth in Section 6 above and in Exhibit B hereto and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

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11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance or, prior to your acceptance hereof, this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, by you to any other person except (a) to your officers, directors, employees, attorneys, agents, accountants, advisors, co-investors, controlling persons and equity holders on a confidential basis or (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law); provided, that (x) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof other than pursuant to clause (i) below and only if the fee amounts payable pursuant to the Fee Letter and the economic terms of the “flex provisions” in the Fee Letter have been redacted in a manner reasonably agreed by the Lead Arranger (including the portions thereof addressing fees payable to us)) (i) to the Target and its subsidiaries and its creditors and equity holders and their respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter, in each case on a confidential basis, (ii) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Facilities, (iii) to any rating agencies, (iv) to potential debt providers in coordination with us to obtain commitments to the Facilities from such potential debt providers and (v) to the extent such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, (y) you may disclose the aggregate amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or to the extent customary or required in any public or regulatory filing relating to the Transactions, and (z) you may disclose the Fee Letter and the contents thereof to potential Lenders who have agreed to be bound by confidentiality restrictions with respect thereto on substantially the terms set forth in the next paragraph; provided further, that the foregoing restrictions shall cease to apply (except in respect of the economics (including “market flex”) referenced in the Fee Letter) after the Closing Date.

We shall use all information received by us and our affiliates in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, and not disclose to any person all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders, participants or hedging counterparties or potential Lenders, participants or hedging counterparties who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over us or our respective affiliates (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or

9

have been advised of their obligation to keep information of this type confidential (and each of us shall be responsible for our respective Representatives’ compliance with this paragraph), (f) to any of our respective affiliates and their Representatives provided, that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each of us shall be responsible for our respective affiliates’ and their Representatives’ compliance with this paragraph) to be utilized solely in connection with rendering services to the Borrower in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our respective affiliates or any of our respective Representatives, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you, the Target or any of your or its respective affiliates or related parties, (i) to the extent that such information is independently developed by us without the use of information otherwise subject hereto, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law), or (k) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality entered into in connection with the Transactions; provided, that the disclosure of any such information to any Lenders, potential Lenders, participants, potential participants, hedging counterparties or potential hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender, potential Lender, participant, potential participant, hedging counterparty or potential hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the Credit Documentation for the Facilities upon the initial funding thereunder and shall in any event automatically terminate two years following the date of this Commitment Letter. Please note that we and our affiliates do not provide tax, accounting or legal advice. Notwithstanding any other provision herein, this Commitment Letter does not limit the disclosure of any tax strategies to the extent required by applicable law.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, absence of fiduciary relationship, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or BMO’s commitments hereunder and our agreements to perform the services described herein; provided, that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, compensation and to the syndication of the Facilities, shall automatically terminate and be superseded by the Credit Documentation relating to the Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time; provided further, that (i) the provisions relating to the syndication of the Facilities shall not survive if our commitments and undertakings are terminated by any party hereto prior to the effectiveness of any of the Facilities and (ii) if any of the Facilities close and the Credit Documentation is executed and delivered the provisions of relating to the syndication of such Facilities shall survive only until the earlier of the occurrence of a Successful Syndication and the date that is sixty (60) days after the Closing Date. You may terminate this Commitment Letter and/or BMO’s commitments with respect to the Facilities hereunder at any time subject to the preceding sentence.

14.	PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Borrower, and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to us and each Lender.

10

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on the date that is 5 business days from the date of this Commitment Letter. BMO’s commitments hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (i) the Closing Date does not occur on or before the date that is five (5) business days after October 25, 2019, (ii) the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions) is terminated by you or with your written consent without the consummation of the Acquisition having occurred or (iii) the closing of the Acquisition without the use of the Facilities then this Commitment Letter and BMO’s commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension; provided, that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies with respect to any breach of this Commitment Letter that occurred prior to such termination.

[Remainder of this page intentionally left blank]

11

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

BMO CAPITAL MARKETS CORP.

By:	/s/ David Lynch
Name:	David Lynch
Title:	Managing Director

BANK OF MONTREAL

By:	/s/ Michael Kus
Name:	Michael Kus
Title:	Managing Director

Project Clover – Signature Page to Commitment Letter

Accepted and agreed to as of the date first above written:

EXTREME NETWORKS, INC.

By:	/s/ Katayoun (“Katy”) Motiey
Name:	Katayoun (“Katy”) Motiey
Title:	Chief Administrative Officer and Corporate Secretary

Project Clover – Signature Page to Commitment Letter

EXHIBIT A

Project Clover

$380 million Term Loan Facility

$75 million Revolving Credit Facility

Summary of Principal Terms and Conditions

This Summary of Principal Terms and Conditions is intended merely as an outline of certain of the material terms of the credit facilities described herein. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the documentation relating to the credit facilities and it is not intended to limit the scope of discussion and negotiation of any matters not consistent with the specific matters set forth herein.

PARTIES

Borrower:	Extreme Networks, Inc. (the “Borrower”).

Transactions:	Pursuant to the Acquisition Agreement, the Target will become a wholly-owned subsidiary of the Borrower by way of a merger of Clover Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Borrower, with and into the Target, with the Target continuing as the surviving corporation. In connection with the Acquisition, (a) the Borrower will obtain the Facilities (as defined below), (b) all of the existing debt of the Borrower, the Target and their respective subsidiaries’, including debt under (i) that certain Amended and Restated Loan and Security, dated as of February 18, 2016, by and between the Target and Silicon Valley Bank, as amended or otherwise modified from time to time, and (ii) the Existing Credit Agreement (as defined below) (in each case, other than any such debt that is permitted to survive the closing of the Acquisition pursuant to the Acquisition Agreement (as may be modified in accordance with paragraph 1 of Exhibit B), the “Permitted Closing Indebtedness”) will be refinanced and repaid in full, and all liens and security interests thereunder shall be released substantially concurrently with the Acquisition (the “Refinancing”), and (c) fees and expenses incurred in connection with each of the foregoing, including the Acquisition (collectively, the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Guarantors:	Subject to the Limited Conditionality Provisions, all obligations of the Borrower under the Facilities (collectively, the “Borrower Obligations”) will be unconditionally guaranteed on a senior basis (the “Guaranty”) by each of the Borrower’s Domestic Subsidiaries (as defined in the Credit Agreement, dated as of May 1, 2018, by and among the Borrower, the lenders party thereto and Bank of Montreal, as administrative agent (as amended by Amendment No. 1 and Amendment No. 2 thereto, and as amended or otherwise modified from time to time, the “Existing Credit Agreement”)) and the Irish Guarantor (as defined in the Existing Credit Agreement) (collectively, the “Guarantors”; the Borrower and the Guarantors are referred to collectively, the “Loan Parties”), other than Excluded Foreign Subsidiaries (as defined in the Existing Credit Agreement) and Immaterial Subsidiaries (as defined in the Existing Credit Agreement).

Sole Lead Arranger and Sole Bookrunner:	BMO Capital Markets Corp. (the “Bank”) will act as sole lead arranger and sole bookrunner for the Facilities (in such capacities, the “Lead Arranger”).

Exh. A-1

Administrative Agent and Collateral Agent:	Bank of Montreal will act as the sole and exclusive administrative agent and collateral agent for the Lenders (as defined below) (in such capacities, the “Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities (excluding Disqualified Lenders) arranged by the Lead Arranger and reasonably acceptable to the Borrower (collectively, and together with BMO and any person that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “Lenders”).

TYPES AND AMOUNTS OF FACILITIES

Term A Facility:

Type and Amount:	A 5-year first lien term loan facility (the “Term Facility”) in an aggregate principal amount of $380 million (the loans thereunder, the “Term Loans”).

Maturity:	The date that is 5 years following the Closing Date (the “Term Loan Maturity Date”).

Amortization:	Commencing on the last day of the first full fiscal quarter ended after the Closing Date, the Term Loans shall amortize in equal quarterly installments in aggregate annual amounts equal to (i) 5.00% of the original principal amount of the Term Loans during the first year following the Closing Date; (ii) 5.00% of the original principal amount of the Term Loans during the second year following the Closing Date; (iii) 7.50% of the original principal amount of the Term Loans during the third year following the Closing Date; (iv) 10.00% of the original principal amount of the original principal amount of the Term Loans during the fourth year following the Closing Date; and (v) 10.00% of the original principal amount of the Term Loans during the fifth year after the Closing Date, with the balance payable on the Maturity Date.

Availability:	The Term Loans shall be borrowed in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Term Loans will be used to finance a portion of the Transactions.

Revolving Facility:

Type and Amount:	A 5-year revolving loan facility (the “Revolving Facility”. together with the Term Facility, the “Facilities”; and the commitments under the Revolving Facility, the “Revolving Commitments”) in an aggregate principal amount of $75 million (the loans thereunder, the “Revolving Loans” and, together with the Term Loans, the “Loans”), which will be available to the Borrower in U.S. dollars and, solely with respect to Letters of Credit, other currencies to be agreed. The Lenders providing the Revolving Commitments are referred to as the “Revolving Lenders”.

Availability:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date, subject to the limitations set forth under “Use of Proceeds” below and ending on the date that is 5 years after the Closing Date (the “Revolving Termination Date”). Revolving Loans that are ABR Loans shall be available for borrowing on same-day notice.

Maturity:	The Revolving Commitments shall terminate and the Revolving Loans will mature on the Revolving Termination Date.

Exh. A-2

Letters of Credit:	A portion of the Revolving Facility in an amount not to exceed $10 million, shall be available for the issuance of letters of credit, including documentary letters of credit (the “Letters of Credit”), by the Revolving Lenders on a pro rata basis based on their respective Revolving Commitments (in such capacity, each an “Issuing Lender”) in U.S. dollars or such other currencies to be agreed, on the same terms and conditions as set forth in the Existing Credit Agreement.

In connection with the Revolving Facility, the Bank (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline subfacility under which the Borrower may make short-term borrowings of up to $5.0 million (on the same terms and conditions as set forth in the Existing Credit Agreement).

Use of Proceeds:	The proceeds of loans under the Revolving Facility will be used for working capital and other general corporate purposes, including transactions that are not prohibited by the terms of the Credit Documentation; provided, however, that on the Closing Date, drawings under the Revolving Facility will be limited to (a) amounts for replacing or backstopping existing letters of credit and (b) amounts necessary to fund any fees or original issue discount resulting from the exercise of any “market flex” provisions of the Fee Letter.

Incremental Facilities:	The Borrower will have the right, from time to time, on one or more occasions, to (x) add one or more incremental term facilities and/or increase the Term Facility (each, an “Incremental Term Facility”) and/or (y) add one or more incremental revolving facilities (each, an “Incremental Revolving Facility” and, together with any Incremental Term Facilities, each, an “Incremental Facility” and collectively, the “Incremental Facilities”) on terms and conditions agreed by the Borrower and the relevant Incremental Facility lenders in an aggregate outstanding principal amount not to exceed (without duplication):

(a) $100 million (the “Fixed Incremental Amount”) subject to pro forma compliance with the maximum level permitted by the then-applicable Consolidated Net Leverage Ratio financial covenant, plus

(b)   an unlimited amount (the “Incremental Incurrence-Based Component”), so long as, in the case of this clause (b), on the date of incurrence thereof, the Consolidated Net Leverage Ratio (to be defined in a manner consistent with the Documentation Principles, but which, in any event, shall allow for cash netting of up to $100 million of unrestricted domestic cash) does not exceed 3.00:1.00 or the maximum level permitted by the then-applicable Consolidated Net Leverage Ratio financial covenant, in each case on a “Pro Forma Basis” (i.e., (A) giving effect to the application of the proceeds thereof and to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events, (B) without netting the cash proceeds of the Incremental Facility incurred on such date against the debt and (C) with respect to the establishment of any such additional revolving credit facility, such calculation shall be made as if such facility were fully drawn on the effective date); provided, that if

Exh. A-3

at the time of the incurrence of an Incremental Facility, if any portion of such Incremental Facility could have been incurred in reliance upon both the Fixed Incremental Amount and the Incremental Incurrence-Based Component, then the Incremental Incurrence-Based Component shall be deemed to have been utilized prior to the utilization of the Fixed Incremental Amount (if any).

The terms of and the other conditions to the occurrence of Incremental Facilities, shall be construed with those set forth in the Existing Credit Agreement, except that the Credit Documentation shall contain (i) no limitation on the number requests that the Borrower may make for Incremental Facilities, (ii) customary limited condition acquisition provisions with respect to the incurrence of Incremental Facilities, and (iii) provisions permitting the Incremental Facilities to be incurred as a “term loan b” facility.

Documentation Principles:	The documentation for the Facilities (the “Credit Documentation”) will be drafted initially by counsel for the Borrower based upon the Existing Credit Agreement, as modified by the terms set forth in this Exhibit A, and shall (a) give due regard to (i) the operational and strategic requirements of the combined business of the Borrower, the Target and their respective subsidiaries (after giving effect to the Transactions) and (ii) the proposed business plan delivered by the Borrower to the Lead Arranger on June 19, 2019 (the “Model”) and any projections delivered by the Borrower to the Lead Arranger thereafter, (b) be modified to reflect changes in law or accounting standards since the date of the Existing Credit Agreement, (c) contain increased baskets, thresholds, exceptions that are to be agreed in light of the pro forma Consolidated EBITDA (to be defined in a manner consistent with the Documentation Principles (as defined below)), total assets and leverage level of the combined business of the Borrower, the Target and their respective subsidiaries and (d) in any event be no less favorable to the Borrower and its subsidiaries than the terms and provisions of the Existing Credit Agreement subject to the Refinancing. The foregoing is referred to herein, collectively, as the “Documentation Principles.”

CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I hereto.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid, in whole or in part, without premium or penalty, in minimum amounts as set forth in the Existing Credit Agreement, subject to reimbursement of the Lenders’ actual redeployment costs as set forth in the Existing Credit Agreement. Optional prepayments of the Term Loans shall be applied to the Term Loans and the installments thereof as set forth in the Existing Credit Agreement.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loans, in each case with carveouts and exceptions to be agreed:

(a)   100% of the net cash proceeds of any incurrence by the Borrower or any of its subsidiaries of debt after the Closing Date that is not permitted under the Credit Documentation;

(b)   100% of the net cash proceeds of any non-ordinary course asset sales or as a result of casualty or condemnation events by the

Exh. A-4

Borrower or any of its subsidiaries (subject to exceptions to be agreed, including (i) a $5,000,000 per fiscal year threshold, with only the amount in excess of such annual threshold required to be used to prepay the Term Loans, and (ii) the right to reinvest 100% of such proceeds within 18 months (or if committed to reinvest within 18 months, reinvested within 24 months, as provided in the Existing Credit Agreement)); provided, that such percentage shall be reduced to 50% and 0% upon achievement and maintenance, at the time of repayment, of a Consolidated Net Leverage Ratio (to be defined in a manner consistent with the Documentation Principles, but which, in any event, shall allow for cash netting of up to $100 million of unrestricted domestic cash) not greater than 1.0x and 1.5x below the Consolidated Net Leverage Ratio on the Closing Date.

Mandatory prepayments of the Term Loans shall be applied to the installments thereof as set forth in the Existing Credit Agreement.

COLLATERAL	Subject to the provisions of the immediately following paragraphs, the Borrower Obligations and the obligations of each other Loan Party under the Guaranty shall be secured by a perfected first-priority security interest (subject to permitted liens and other exceptions to be set forth in the Credit Documentation) in substantially all of the Loan Parties’ tangible and intangible assets (including, without limitation, a pledge of the capital stock of each Loan Party’s direct subsidiaries) (the “Collateral”).

Notwithstanding the foregoing, the Collateral shall in any event be substantially consistent with the Collateral (as defined in the Existing Credit Agreement) and will exclude Excluded Assets (as defined in the Existing Credit Agreement).

CERTAIN CONDITIONS

Post-Closing Conditions:	As set forth in the Existing Credit Agreement.

DOCUMENTATION

Representations and Warranties:	Limited to those set forth in the Existing Credit Agreement.

Affirmative Covenants:	Limited to those set forth in the Existing Credit Agreement.

Financial Covenants:

1. A maximum Consolidated Net Leverage Ratio (to be defined in a manner consistent with the Documentation Principles, but which, in any event, shall allow for cash netting of up to $100 million of unrestricted domestic cash), initially set at 3:75:1.00, with the first step-down to 3.25:1.00 occurring on the first day of the fifth full fiscal quarter following the Closing Date and the second step-down to 2.75:1.00 occurring on the first day of the ninth full fiscal quarter following the closing date.

2. A minimum Consolidated Fixed Charge Coverage Ratio (as defined in the Existing Credit Agreement) of 1.25:1.00.

Exh. A-5

Notwithstanding anything herein or in the Credit Documentation to the contrary, it is agreed that:

(a) with respect to the definition of “Consolidated EBITDA”:

(i) there shall be an add-back for cost-savings initiatives and synergies (including in connection with acquisitions) with a 12-month realization period capped at 15% of Consolidated EBITDA (prior to giving effect to such add-back);

(ii) the add-back for cost-saving initiatives and synergies in connection with the Transaction shall be capped at 25% of Consolidated EBITDA (prior to giving effect to such add-back);

(iii) the add-back referred to clause (xi) in the definition of “Consolidated EBITDA” (as defined in the Existing Credit Agreement) shall be capped at 10% cap of Consolidated EBITDA (prior to giving effect to such add-back); and

(iv) there shall be no dollar cap or percentage cap on any add-back related to non-cash charges; and

(b) the determination of “Consolidated Fixed Charges” shall be limited to expenses and payments made in cash (i.e., shall not include payments in kind).

Negative Covenants:	Limited to negative covenants set forth in the Existing Credit Agreement, with the holdbacks and exceptions consistent with the Documentation Principles or as otherwise agreed by the Borrower and the Lead Arranger, and shall in any event contain exceptions for Permitted Closing Indebtedness and the liens securing such indebtedness.

Events of Default:	Limited to the events set forth in the Existing Credit Agreement, with triggers and exceptions therein reset consistent with the Documentation Principles.

Voting:	As set forth in the Existing Credit Agreement.

Assignments and Participations:	As set forth in the Existing Credit Agreement.

Successor Administrative Agent:	As set forth in the Existing Credit Agreement.

Yield Protection and Taxes:	As set forth in the Existing Credit Agreement.

EU Bail-In Provisions	As set forth in the Existing Credit Agreement.

Expenses and Indemnification:	As set forth in the Existing Credit Agreement.

Governing Law and Forum:	As set forth in the Existing Credit Agreement.

Counsel to the Agent and the Lead Arranger:	Kramer Levin Naftalis & Frankel LLP.

Exh. A-6

ANNEX I

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined in the Existing Credit Agreement) plus the Applicable Margin (as defined below) or (b) the Eurodollar Rate (as defined in the Existing Credit Agreement) plus the Applicable Margin.

As used herein:

“ABR Loans” means Loans bearing interest based upon the ABR. ABR Loans will be made available on same day notice.

“Applicable Margin” means:

(a) with respect to Revolving Loans, (i) initially 2.25% in the case of ABR
Loans and 3.25% in the case of Eurodollar Loans (as defined below) and (ii)
after the Closing Date, subject to a pricing grid as shown below based on
Consolidated Net Leverage Ratios; and

	Consolidated Net Leverage Ratio	LIBOR Rate	Alternative Base Rate
>	3.25x	3.50%	2.50%
<	2.75x	3.25%	2.25%
<	2.25x	2.75%	1.75%
<	1.75x	2.25%	1.25%
<	1.25x	1.75%	0.75%

(b) with respect to the Term Loans, (i) initially 2.25% in the case of ABR
Loans and 3.25% in the case of Eurodollar Loans and (ii) after the Closing
Date, subject to a pricing grid as shown below based on Consolidated Net
Leverage Ratios.

	Consolidated Net Leverage Ratio	LIBOR Rate	Alternative Base Rate
>	3.25x	3.50%	2.50%
<	2.75x	3.25%	2.25%
<	2.25x	2.75%	1.75%
<	1.75x	2.25%	1.25%
<	1.25x	1.75%	0.75%

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than 3 months, on each successive date 3 months after the first day of such interest period.

Annex I-1

Revolving Facility Commitment Fee:	The Borrower shall pay a commitment fee (the “Revolving Facility Commitment Fee”) calculated at a rate per annum initially equal to 0.375% (and after the Closing Date, subject to a pricing grid as shown below based on Consolidated Net Leverage Ratios) on the average daily unused portion of the commitments of non-defaulting Revolving Lenders, payable quarterly in arrears.

	Consolidated Net Leverage Ratio	Commitment Fee
>	3.25x	0.40%
<	2.75x	0.375%
<	2.25x	0.35%
<	1.75x	0.30%
<	1.25x	0.25%

Letter of Credit Fees:	As set forth in the Existing Credit Agreement.

Default Rate:	As set forth in the Existing Credit Agreement.

Rate and Fee Basis:	As set forth in the Existing Credit Agreement.

Annex I-2

EXHIBIT B

Project Clover

$455 million Facilities

Conditions Precedent to Borrowings1

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent (which shall be satisfied or waived prior to or substantially concurrent with the other Transactions):

1.    The Acquisition shall be consummated simultaneously or substantially concurrent with the closing under the Facilities in accordance in all material respects with the terms described in the Acquisition Agreement, without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the Lead Arranger and the Lenders (in their capacities as such) unless it is approved by us (which approval shall not be unreasonably withheld or delayed) (it being understood and agreed that (a) any reduction in the purchase price of, or consideration for, the Acquisition under the Acquisition Agreement of less than 10% shall not be deemed materially adverse to the interests of the Lenders or the Lead Arranger, (b) any increase in the purchase price of, or consideration for, the Acquisition under the Acquisition Agreement shall not be deemed materially adverse to the interests of the Lenders or the Lead Arranger so long as such increase is funded by amounts permitted to be drawn under the facilities or balance sheet cash and (c) any supplement, amendment, modification, waiver or consent that includes any modifications to the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) shall be deemed to be materially adverse to the interests of the Lead Arranger and the Lenders; provided, that in each case, the Lead Arranger shall be deemed to consent to such amendment, consent, or waiver unless it shall object in writing thereto within 3 business days of receipt of written notice of such amendment, consent, or waiver).

2.    The following conditions precedent to the initial borrowing shall be satisfied: Delivery of customary legal opinions of counsel for the Borrower; a certificate from the chief financial officer of the Borrower substantially in the form attached as Exhibit C with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act (at least three business days prior to the Closing Date, in each case to the extent requested of the Borrower at least 15 business days prior to the Closing Date); customary organizational documents and good standing certifications for the Borrower and the U.S. Guarantors; all documents and instruments required for perfection of security interests in the Collateral, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date, subject to permitted liens and the Limited Conditionality Provisions; execution of the Guarantees by the U.S. Guarantors to the extent required to be provided on the Closing Date; evidence of authority for the Borrower and the U.S. Guarantors; accuracy in all material respects of (x) Specified Representations and (y) the Target Representations; and delivery of a notice of borrowing.

3.    We shall have received a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Borrower and its subsidiaries) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit B is attached or in Exhibit A thereto.

Exh. B-1

or at the beginning of such period, as applicable, it being understood that such pro forma financial statements shall not include any purchase accounting adjustments.

4.    We shall have received (a)(x) audited consolidated financial statements of each of the Borrower for the fiscal years ended June 30, 2016, 2017 and 2018 and the Target for fiscal years ended December 31, 2016, 2017 and 2018 and (y) such subsequent fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated financial statements of the Borrower for (x) the nine months ended March 31, 2019 and the Target for the three months ended March 31, 2019 and (y) each subsequent fiscal quarter during 2019 ending at least 45 days before the Closing Date (other than the fiscal fourth quarter) (it being understood and agreed that the Lead Arranger has received the financial statements described in clause (a)(x) and clause (b)(x) of this paragraph 4). The financial statements required under this paragraph 4 shall be deemed to have been received by the Lead Arranger on the date on which the Borrower or the Target, as applicable, posts such financial statements on its website, or such financial statements are publically available on the U.S. Securities and Exchange Commission website at https://www.sec.gov/edgar/searchedgar/webusers.htm or any other website identified in a written notice to the Lead Arranger, accessible without charge.

5.    The Refinancing shall have been consummated.

6.    With respect to the Facilities, we shall have been afforded a single period (the “Marketing Period”) of the first period of at least ten (10) consecutive business days after the date of this Agreement from and including the date of delivery of the financial statements described in paragraphs 3 and 4 above (the “Required Financial Statements”), to syndicate the Facilities to potential Lenders. If the Borrower in good faith reasonably believes it has delivered the Required Financial Statements, it may deliver to us a written notice to that effect, in which case the Borrower will be deemed to have completed delivery of the Required Financial Statements, and the Marketing Period will be deemed to have commenced on the date such notice is delivered to us, in each case, unless we in good faith reasonably believe that the Borrower has not completed delivery of the Required Financial Statements and, not later than 5:00 p.m. (New York time) two business days after the delivery of such notice by the Borrower, we deliver a written notice to the Borrower to that effect (stating with reasonable specificity which elements of the Required Financial Statements have not been delivered); provided that if the Marketing Period shall not have been completed on or prior to August 16, 2019, then such Marketing Period shall not commence until September 3, 2019. Notwithstanding the foregoing, and for the avoidance of doubt, once the Marketing Period has commenced upon the delivery of the Required Financial Statements as determined on the date of such delivery, our subsequent receipt of additional quarterly or annual financial statements or pro forma financial statements required to be delivered under paragraphs 3 or 4 above due to the passage of time shall not restart the Marketing Period (it being agreed and understood by the Lead Arranger, for the avoidance of doubt, that delivery of the financial statements set forth in clauses (a)(y) and (b)(y) of paragraph 4 above shall not restart the Marketing Period).

7.    All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).

8.    Since the date of the Acquisition Agreement, no Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred and is continuing.

Notwithstanding anything in this Exhibit B, the Commitment Letter, the Term Sheet, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations made by or with respect to the Target and its subsidiaries in the

Exh. B-2

Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that the Borrower or an affiliate of the Borrower has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement (in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement) (the “Target Representations”) and (ii) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the definitive documentation for the Facilities, and (b) the terms of the definitive documentation for the Facilities shall be such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Exhibit B and in Section 6 of the Commitment Letter are satisfied (it being understood that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, USPTO filings or the possession of stock certificates of any material, wholly-owned U.S. subsidiary (to the extent, with respect to the Target and its subsidiaries, such stock certificates are received from the Target on or prior to the Closing Date), is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Agent and the Borrower (but in any event no earlier than 90 days after Closing Date or such longer period as may be agreed by the Agent in its reasonable discretion). “Specified Representations” means the representations of the Borrower and each U.S. Guarantor in the Credit Documentation relating to incorporation, power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Credit Documentation, the incurrence of the loans to be made under the Facilities and the provision of the guarantees under the Facilities, and the granting of the security interests in the Collateral to secure the obligations thereunder not conflicting with the organizational documents of the Borrower or any U.S. Guarantor or with any applicable law, Closing Date solvency on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with the solvency certificate set forth in Exhibit C hereto), Federal Reserve margin regulations, the Investment Company Act, PATRIOT Act, no use of proceeds of the Facilities violating laws applicable to sanctioned persons as administered by OFAC and the FCPA, and the creation, validity and perfection of the security interest granted in the intended Collateral to be perfected (except as provided above). The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”.

Exh. B-3

EXHIBIT C

FORM OF

SOLVENCY CERTIFICATE

[                    ], 2019

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [                    ], 2019, among [                    ] (the “Credit Agreement’). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1.    I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions and have reviewed the Credit Agreement, financial statements referred to in Section [    ] of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2.    As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

Exhibit C-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

EXTREME NETWORKS, INC.

By:
Name:	Remi Thomas
Title:	Chief Financial Officer

Exhibit C-2